Exhibit 99.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(g) of The Securities Exchange Act of 1934

CS DIAGNOSTICS CORP.

State of Incorporation: Wyoming
I.R.S. Employer Identification No.: 20-1290331
Principal Executive Offices:
Stresemannallee 4b, Neuss 41460, Germany +49 21311510871

www.csdcorp.us info@csdcorp.us

Securities to be registered pursuant to Section 12(b): None
Securities to be registered pursuant to Section 12(g): Common Stock, $0.00001 par value

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TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	4
Business	4
Overview	4
Corporate History	4
Flagship Product	5
CS Protect-Hydrogel	5
MEDUSA (Long-Acting Disinfectant)	6
Leased Offices	7
RISK FACTORS	7
Risks Related to the Company	7
Risks Related to Business Operations	8
Risks Associated with the Pharmaceutical Industry	12
Risks Related to being a Publicly Traded Company	14
SECURITY OWNERSHIP	17
Principal Shareholders	17
Beneficial Owners and Management	17
DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE	18
Directors and Officers	18
Thomas Fahrhoefer	19
Mohammad EsSayed	19
Sabrina Kummer Godehardt	19
Janel Luzana	19
Mahmoud A. Al-Sayyed	19
Dr. Ralf Herwig	19
Executive Compensation	20
Limitation of Liability and Indemnification	20
Stock and Stock Option Issuances in 2023 and 2024	21
Related Party Transactions	21
DESCRIPTION OF CAPITAL STOCK	22
Common Stock	22
Preferred Stock	22
Series A Preferred Stock	22
Series B Preferred Stock	22
Series C Preferred Stock	23
Recent Issuances of Securities	23
CAPITALIZATION	25
Management’s Discussion and Analysis of Financial Condition and Results of Operation (MD&A)	26
Overview and Business Summary	26
Results of Operations	26

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Fiscal Year 2024 Compared to 2023	26
Quarter Ended March 31, 2025 Compared to March 31, 2024	27
Liquidity and Capital Resources	27
Capital Structure and Cash Position	27
Cash Burn and Going Concern	28
Financing Plans	28
Capital Expenditures and Requirements	28
Critical Accounting Estimates and Judgments	29
Other areas of significant accounting judgment include:	29
Known Trends, Events, and Uncertainties	30
Regulatory Approval and Commercialization Timeline	30
Product Launch and Manufacturing	31
Market Adoption and Competition	31
Commercial Potential vs. Risks	31
Diversification and Other Products	32
Management and Organizational Changes	32
Macroeconomic and Market Conditions	32
Conclusion	32
Going forward	33
LEGAL PROCEEDINGS	33
SIGNATURES	33

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FORWARD-LOOKING STATEMENTS

This Form 10 contains certain statements that discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. The words "believe," "expect," "anticipate," "intend," "estimate," "may," "should," "could," "will," "plan," "future," "continue," and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, the actual results could differ materially from these forward-looking statements.

Business

Overview

With CS PROTECT HYDROGEL, the CS Diagnostics Group has improved and further developed an existing product. HYDROGEL will quickly gain market share after receiving marketing approval, but market launch is associated with high costs for approval and marketing. At the end of 2021, the CS Diagnostics Group was faced with the decision to sell the intellectual property of CS PROTECT HYDROGEL or to organize product development, global distribution, cost-intensive product registrations/certifications and global marketing itself. For this reason at the beginning of 2022, CS Diagnostics decided to create an instrument to gain access to the capital market and after careful consideration of various options, the path of a takeover of a US OTC company whose shares are public traded and with favorable share structure was chosen. CS Diagnostic Corp. is currently listed on the US OTCQB Markets under the trading symbol “CSDX”, (OTCQB- CSDX).

Corporate History

CS Diagnostics Corp., (the Company) was incorporated under the laws of the State of Nevada on September 25, 1996 under the name DWC Installations, Inc. Around 2002, the Company changed its name to The Children’s Internet, Inc. On October 20, 2010, it relocated its domicile to Wyoming. Later on February 15, 2015, the Company adopted the name FlashZero Corp.

On April 4, 2022, after FlashZero Corp.’s shareholders and CS Diagnostics GmbH executed a securities purchase agreement, FlashZero Corp. ceased operations. CS Diagnostics GmbH continued the business under a new name, 'CS Diagnostics Corp.' and transformed its business model. FINRA approved the name change to 'CS Diagnostics Corp.' on August 3, 2023.

CS Diagnostics Corp. (“CS Diagnostics” or the “Company”) is a medical technology and distribution company focused on improving patient care through innovative therapeutic and preventive solutions. The Company’s mission centers on enhancing the effectiveness of treatments while reducing side effects, thereby improving patient outcomes and quality of life. CS Diagnostics Corp. is a member of the “CS Group,” an international healthcare group with operations in Europe and Middle East, leveraging global partnerships with universities and medical partners to develop and distribute its products. The Company’s current core products under development include CS PROTECT Hydrogel and MEDUSA (a long-acting disinfectant), described further below.

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Flagship Product

CS Protect-Hydrogel

This product is a novel tissue spacer gel for use in radiation therapy, designed to separate healthy tissue from malignant tissue during treatment. CS Protect Hydrogel is an injectable “organ spacer” initially targeted for prostate cancer radiotherapy, where it increases the distance between the prostate tumor and the rectum to reduce radiation damage to healthy tissue. The CS Diagnostics Group was previously the European distributor for the leading first-generation spacer (SpaceOAR®) and has leveraged that experience to develop CS Protect Hydrogel as a second-generation spacer with significant improvements. Unlike the incumbent product (now marketed by Boston Scientific Corporation after its $500 million acquisition of Augmenix, Inc. in 2018), CS Protect Hydrogel is ready-to-use (pre-mixed in a sterile package) rather than requiring on-site mixing by clinicians. This improves hygiene and ease of use, eliminating a potential contamination step and simplifying application. Moreover, CS Protect Hydrogel’s molecular structure and properties enable it to be used in multiple cancer types beyond prostate cancer – e.g. cervical, esophageal, bladder, and breast cancer – whereas the competitor’s spacer gel is approved exclusively for prostate use. Management believes these unique advantages (broader applicability, improved safety and convenience) give CS Protect Hydrogel a strong unique selling proposition (USP) in the tissue space market. The Hydrogel remains under development in terms of regulatory approval: it has demonstrated promising results in trials and is expected to quickly gain market share once marketing authorization is obtained. However, the commercial launch will entail significant costs for clinical trials, regulatory approvals, and marketing efforts in each target jurisdiction. On March 2025 the company announced the appointment of an FDA agent to pursue an FDA approval for its CS Protect Hydrogel.

Unique Selling Proposition (USP) of CS Protect Hydrogel

The CS Protect-Hydrogel is a more advanced hydrogel both from the molecular structure, chemical physical properties and medical applications. Compared to the competitor product of Boston Scientific Corporation, CS Protect-Hydrogel has the following practical, hygienic, medical and economic advantages:

a.	Easy application of the CS Protect-Hydrogel since it is a "ready-to-use" product - avoidance of a further work step immediate application of the CS Protect- Hydrogel after removal from sterile packaging no risk of contamination due to preparation and assembly of the product exclusion of another hygienic risk area within the treatment room.
b.	No risk of wrong mixture (especially wrong sequence) and therefore no potential patient's missed appointment.
c.	Extended application range; besides prostate cancer also for cervical, esophageal, bladder and breast cancer.
d.	Lower personnel costs during treatment due to the elimination of assistance for mixing the hydrogel.
e.	Lower room utilization costs per patient as there is no longer a risk of patients having to be treated again due to incorrect mixtures (higher number of patients per treatment room) lower cleaning costs due to the ready-to-use principle.
f.	Fewer lawsuits and/or insurance claims due to incorrectly mixed hydrogels requiring the patient to be treated again.
g.	Lower purchase price as for the competitor product.

Regulatory Matters and Compliance

The CS Protect-Hydrogel is a medical device and requires registration or approval by the respective governmental authorities, in particular the Food and Drug Administration (FDA) in the USA or the Federal Institute for Drugs and Medical Devices (BfArM) after CE testing and certification in Germany. Registration or approval is preceded by a testing procedure. The CS Diagnostics Group anticipates a period of 6 to 12 months for approval in the U.S. and 6 to 8 months for the testing procedure and registration of the CS Protect-Hydrogel in Germany.

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MEDUSA (Long-Acting Disinfectant)

MEDUSA is a proprietary surface disinfectant product developed by CS Diagnostics with an emphasis on long-lasting efficacy and environmental/consumer safety. MEDUSA’s formulation provides an extended duration of antimicrobial protection on surfaces – lasting up to 10 days after application, compared to mere hours for many competing disinfectants. The product includes color-changing test strips that allow users to verify the concentration of the active ingredient over time. Because of its long-acting effect, surfaces treated with MEDUSA can be periodically wiped with water between applications without fully removing its protective action. Notably, MEDUSA remains effective even in the presence of organic material (e.g. dirt or bodily fluids) on surfaces, an advantage over many existing disinfectants. MEDUSA has already been fully developed and has demonstrated its efficacy in studies (including showing >6-log reduction in viral load for an enveloped virus after 10 days on a treated surface). The Company indicates that obtaining regulatory approvals for MEDUSA as a disinfectant is expected to be straightforward, since the formulation and use-case align with existing regulations for surface disinfectants. CS Diagnostics has reported that it already has several distribution agreements or purchase commitments in place contingent on initial production, and that the primary barrier to commercialization is securing the funds to commence the first large-scale manufacturing lot. MEDUSA’s go-to-market strategy will focus on healthcare and institutional markets seeking long-lasting infection control solutions.

Efficiency of MEDUSA

To assess the efficacy of MEDUSA, a surface disinfectant, after 10 days on a metal surface. To simulate an area treated with MEDUSA, sterilized test surfaces were sprayed perpendicularly from a distance of 20cm, one pump at a time. As a control, test areas were sprayed with PBS alone. All test areas were then stored under sterile conditions for 10 days at room temperature. After this period, 50μL of the test organisms were dropped onto the test areas and incubated at room temperature for 15 minutes. 1mL of neutralizing solution was then added to stop the action of MEDUSA. A disinfecting effect was determined based on the reduction in the colony forming units (CFU) for bacteria and fungi or the plaque forming units (PFU) for viruses compared to an untreated control sample. A positive effect was determined as a ≥ 5 log reduction for bacteria or ≥ 4 log reduction for viruses and yeasts/fungi.

After 10 days the test solutions of MEDUSA conferred a strong, limited virucidal effect to the surface, demonstrating a greater than 6-log reduction in PFU of Phi-6. A slight reduction in CFU for gram-positive bacteria, gram-negative bacteria and yeasts/fungi was noted. While the necessary log reductions to denote bactericidal/yeasticidal properties were not obtained, it is interesting to note that a mild reduction was observable, nonetheless.

After 10 days on the surface, MEDUSA retained strongly virucidal properties against an enveloped virus, Phi-6.

Medusa is fully Authorized in the European Markets and in the UAE, with manufacturing sites in UAE, Turkey and UK. In June 2025, the company-initiated discussions with an EPA agent to be appointed to pursue full marketing authorization within the US market.

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Leased Offices

We are currently leasing our office spaces located in the following location:

•	City of Neuss in Germany (headquarter)
•	City of Bruckmühl in Germany
•	Dubai, United Arab Emirates

You can find more information about our business on our website at: http://csdcorp.us/

RISK FACTORS

Investing in our company’s securities involves a high degree of risk. You should carefully consider and review the risks described below, together with all other information included or referred to in this report before purchasing our shares. There are numerous risks and uncertainties that are not known to us as of the time of this report and we might not consider its significance, which could adversely affect our business, financial condition, or results of operations. In such event, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to the Company

We expect to incur operating losses and experience negative cash flow and it is uncertain whether we will achieve future profitability.

We anticipate incurring operating losses until we generate sufficient revenue from our operations. Achieving profitability depends on our ability to ensure our products function as intended, gain market acceptance, and successfully develop and launch additional products and, or services. We cannot guarantee that we will generate sales or reach profitability. As a result, we cannot predict the extent of future losses or how long it may take to achieve profitability, if at all.

We may need to raise additional funds to finance our capital requirements, which is dilutive to your investment.

Our cash requirements may vary materially from those now planned depending on numerous factors, including the status of our marketing efforts, our business development activities, the results of future research and development and competition. We may need to raise additional funds to finance our capital requirements through private or public financing before such point for a variety of reasons, including our inability to achieve more substantial revenue operations as we anticipated, and to achieve a profitable level of operations. Such financing could include equity financing, which may be dilutive to members, or debt financing, which would likely restrict our ability to make acquisitions and borrow from other sources. In addition, such securities may contain rights, preferences or privileges senior to those of the rights of our current shareholders. We do not currently have any commitments for additional financing. There can be no assurance that additional funds will be available on terms attractive to us or at all. If adequate funds are not available, we may be required to curtail our pre-production, sales and research and development activities and/or otherwise materially reduce our operations. Any inability to raise adequate funds could have a material adverse effect on our business, results of operation and financial condition.

We may not be able to attain profitability without additional funding, which may be unavailable.

We have limited capital resources. Unless we begin to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

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Our lack of history makes evaluating our business difficult.

We have a limited operating history and we may not sustain profitability in the future. In order to obtain and sustain profitability, we must:

-             compete with larger, more established competitors;

-             build, maintain, and enhance our portfolio of pharmaceutical products as well as our overall brand recognition; and

-             adapt to meet changes in our markets and competitive developments.

We may not be successful in accomplishing these objectives. Further, our lack of operating history makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in highly competitive industries. The historical information in this report may not be indicative of our future financial condition and future performance.

Our Articles of Incorporation and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Articles of Incorporation, generally limits our officers’ and directors’ personal liability to the Company and its members for breach of fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation and Bylaws, provide indemnification for our officers and directors to the fullest extent authorized by the Wyoming Business Corporation Act against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a “Proceeding") to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company whether the basis of the Proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company's assets. Members who have questions regarding the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder is against public policy and therefore unenforceable.

Risks Related to Business Operations

Adverse economic or other conditions in the markets in which we do business could negatively affect our occupancy levels and rental rates and therefore our operating results.

Our operating results are dependent upon our ability to commercialize our technology. If our technologies fail to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, our net income, funds from operation (FFO), cash flow, financial condition, ability to make distributions to members and common unit trading price could be adversely affected. The following factors, among others, may adversely affect the operating performance of our properties:

-             the national economic climate and the local or regional economic climate in the markets in which we operate, which may be adversely impacted by, among other factors, industry slowdowns, relocation of businesses and changing demographics;

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-             increased operating costs, including need for research and development, salaries and rent;

-             changes in supply of or demand for similar or competing products;

-             the impact of changes in regulation;

-             earthquakes and other natural disasters, terrorist acts, civil disturbances or acts of war which may result in uninsured or underinsured losses; and

-             changes in tax policy.

Our future revenue and reputation may be affected by litigation or other liability claims.

We have not procured a general liability insurance policy for our business. To the extent that we suffer a loss of a type which would normally be covered by general liability, we would incur significant expenses in defending any action against us and in paying any claims that result from a settlement or judgment against us. Adverse publicity could result in a loss of consumer confidence in our products.

As we increase operations, our earnings may be sensitive to fluctuations in market prices and demand for our products and services.

In addition, after we commence operations, the demand for our pharmaceutical products could decline, whether because of supply or for any other reason, including competing products considered to be superior by end users. A decrease in the selling price received for our products or a decline in demand for our products after we commence operations could have a material adverse effect on our business, results of operations and financial condition

We have limited marketing capability.

We have limited marketing capabilities and resources. In order to achieve market penetration, we will have to undertake significant efforts and expenditures to create awareness of, and demand for, our products and services. Our ability to penetrate the market and build our customer base will be substantially dependent on our marketing efforts. Our failure to successfully develop our marketing capabilities, both internally and through third-party alliances, would have a material adverse effect on our business, operating results and financial condition. Further, there can be no assurance that, if developed, such marketing capabilities will lead to sales of our products and services.

Our investments in product research and development may not yield anticipated returns, which would harm our operating results and reduce the amount of funds available for distributions.

A key component of our growth strategy is exploring new and innovative pharmaceutical products through strategic acquisition, licensing and joint ventures. To the extent that we engage in these development and redevelopment activities, they will be subject to the following risks normally associated with these projects:

-             we may be unable to obtain financing for these projects on favorable terms or at all;

-             we may not complete development projects on schedule or within budgeted amounts;

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-             we may encounter delays or refusals in obtaining all necessary regulatory approvals to distribute and sell our products to the public; and

-             we may encounter competition from more established and better capitalized companies in our industry.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our Chief Executive Officer. If we lose his services or if he fails to perform in his current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. A significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product development, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Because we have a limited history of operations, we may not be able to successfully implement our business plan.

As a development stage company, we have less than two years of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan, and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

If we fail to effectively manage our growth, our business, brand and reputation, results of operations and financial condition may be adversely affected.

We may experience rapid growth in operations, which may place significant demands on our management team and our operational and financial infrastructure. As we continue to grow, we must effectively identify, integrate, develop and motivate new employees, and maintain the beneficial aspects of our corporate culture. To attract top talent, we believe we will have to offer attractive compensation packages. The risks of over-hiring or over-compensation and the challenges of integrating a rapidly growing employee base may impact profitability.

Additionally, if we do not effectively manage our growth, the quality of our product offerings could suffer, which could adversely affect our business, brand and reputation, results of operations and financial condition. If operational, research and development and staffing improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues. To effectively manage our growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures.

We operate in both mature and developing markets, and there is uncertainty as to acceptance of our products and services in these markets.

We researched the markets for our pharmaceutical products using our own personnel rather than third parties. We have conducted limited test marketing and thus have relatively little information on which to estimate our levels of sales, the amount of revenue our planned operations will generate and our operating and other expenses. There can be no assurance that we will be successful in our efforts to market our products or to develop our markets in the manner we contemplate.

Certain markets are developing and rapidly evolving and are characterized by an increasing number of market entrants who have developed or are developing a wide variety of products and technologies, a number of which offer certain of the features that our products offer. Because of these factors, demand and market acceptance for new products are subject to a high level of uncertainty. Thus, there can be no assurance that our products will become widely accepted. It is also difficult to predict with any assurance the future growth rate, if any, and size of these markets. If a substantial market fails to develop, develops more slowly than expected or becomes saturated with competitors or if our products do not achieve market acceptance, our business, operating results and financial condition will be materially and adversely affected.

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There is a significant amount of competition in our market.

Our target market is extremely competitive. Competitive factors in the pharmaceutical industry inclusive innovation, cost and other factors. Our primary competitors are expected to include companies with substantially greater financial, technological, marketing, personnel and research and development resources than we currently have. There are direct competitors who have competitive product offerings for the markets we will seek to sell our products in. Further, there can be no assurance that new companies will not enter our markets in the future. Although we believe that our business model will be distinguishable from those of our competitors on the basis of our innovative research and development strategy, there can be no assurance that we will be able to penetrate any of our anticipated competitors'’ portions of the market. There can be no assurance that we will be able to compete successfully against currently anticipated or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition.

We are uncertain of our ability to protect our proprietary products.

In addition to seeking patent protection, we rely on trade secrets, know-how and continuing technological advancement to achieve and thereafter maintain a competitive advantage. Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants, certain potential customers and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and development techniques or otherwise gain access to our trade secrets and know-how.

We have not completed our trademark registrations.

We have not filed for protection for any trademarks in connection with our proposed business and marketing activities. Although we intend to pursue the registration of our marks in the United States and other countries, there can be no assurance that prior registrations and/or uses of one or more of such marks, or a confusingly similar mark, does not exist in one or more of such countries, in which case we might be precluded from registering and/or using such mark in certain countries.

There are economic and general risks relating to business.

The success of our activities is subject to risks inherent in business generally, including demand for products and services; general economic conditions; changes in taxes and tax laws; and changes in governmental regulations and policies.

We may be subject to regulatory inquiries, claims, suits and prosecutions which may impact on our profitability.

Any failure or perceived failure by us to comply with applicable laws and regulations, in general, may subject us to regulatory inquiries, claims, suits and prosecutions. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

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The laws and regulations concerning data privacy and data security are continually evolving, and our actual or perceived failure to comply with these laws and regulations could harm our business.

We are and will be subject to federal, state and foreign laws regarding privacy and the protection of the information that we collect regarding our users, which laws are currently in a state of flux and likely to remain so for the foreseeable future. If we fail to follow existing laws and regulations with respect to privacy-related matters or if consumers raise any concerns about our privacy practices, even if unfounded, it could damage our reputation and operating results.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. Costs to comply with these laws may increase as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities. Security measures that we put in place to protect our data and the personal information of our employees, customers and partners could be breached due to cyber-attacks initiated by third party hackers, employee error or malfeasance, or otherwise. Because the techniques used to obtain unauthorized access, to disable or degrade service or to sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any breach or unauthorized access could materially interfere with our operations or our ability to offer our services or result in significant legal and financial exposure, damage to our reputation and a loss of confidence in the security of our data, which could have an adverse effect on our business and operating results.

We may be liable if third parties misappropriate our customers' personal information.

If third parties are able to penetrate our network security or otherwise misappropriate our customers' personal information or credit card information, or if we give third parties improper access to our customers' personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes.

These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information such as customer credit card numbers. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we use to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

Risks Associated with the Pharmaceutical Industry

Regulatory Approval and Compliance Risks

The pharmaceutical industry is heavily regulated by government authorities, including the U.S. Food and Drug Administration (FDA) and similar agencies in other countries. The development, manufacturing, marketing, and sale of pharmaceutical products are subject to rigorous approval processes and ongoing regulatory compliance. Delays, denials, or the inability to obtain required regulatory approvals could materially and adversely affect the Company’s operations and financial performance.

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Research and Development Risks

The Company’s success depends on its ability to develop and commercialize new pharmaceutical products. The process of research and development (R&D) is expensive, time-consuming, and subject to high levels of uncertainty. There is no guarantee that the Company’s R&D efforts will result in successful products, or that these products will achieve market acceptance.

Dependence on Key Products

The Company may rely heavily on one or more key products for a substantial portion of its revenue. Any disruption in the production, approval, or market acceptance of these products could have a material adverse effect on the Company’s financial performance.

Competition and Market Risks

The pharmaceutical industry is highly competitive, with many companies, including large multinational corporations, competing for market share. Competitors may develop and market products that are more effective, safer, or less expensive than the Company’s products, which could adversely affect its ability to compete successfully.

Patent Protection and Intellectual Property Risks

The Company’s success depends on its ability to protect its proprietary technology and products through patents and other intellectual property rights. There is no guarantee that the Company will obtain or maintain adequate intellectual property protection. Patent challenges, infringement claims, or the expiration of key patents could adversely affect the Company’s competitive position and profitability.

Manufacturing and Supply Chain Risks

The pharmaceutical manufacturing process is complex and subject to strict regulatory oversight. The Company may face risks related to supply chain disruptions, manufacturing delays, quality control issues, or reliance on third-party suppliers and contract manufacturers. Any such disruptions could harm the Company’s operations and reputation.

Liability and Litigation Risks

Pharmaceutical companies are frequently subject to product liability claims and litigation. The Company may face lawsuits related to its products, alleging adverse side effects, improper marketing, or other claims. Such litigation could result in significant legal costs, settlements, or judgments, as well as reputational damage.

Pricing and Reimbursement Risks

The pricing of pharmaceutical products is subject to government regulations, healthcare policies, and negotiations with payers, including insurance companies and government programs. Changes in pricing regulations, reimbursement policies, or pricing pressure from payers could negatively impact the Company’s revenue and profitability.

Market Acceptance and Commercialization Risks

Even if the Company successfully develops and obtains regulatory approval for its products, there is no assurance that these products will achieve market acceptance. Factors such as competition, pricing, marketing strategies, and healthcare provider preferences may impact the commercial success of the Company’s products.

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Dependence on Key Personnel

The Company’s success depends on its ability to attract, retain, and motivate highly skilled executives, scientists, and other key personnel. The loss of key employees or the inability to recruit additional qualified personnel could adversely affect the Company’s operations and development efforts.

Risks Related to Changes in Laws and Regulations

The pharmaceutical industry is subject to frequent changes in laws, regulations, and policies. Changes in healthcare reform, drug approval processes, or other regulatory requirements could increase costs, delay product development, or otherwise negatively impact the Company’s business.

Global Market and Economic Risks

The Company may operate in or sell products to international markets, exposing it to risks such as currency fluctuations, geopolitical instability, trade restrictions, and economic conditions in foreign countries. These factors could affect the Company’s ability to conduct business globally.

Risks Related to COVID-19 or Other Pandemics

The pharmaceutical industry may be directly impacted by public health emergencies, including pandemics such as COVID-19. Such events could disrupt the Company’s supply chain, R&D efforts, regulatory approval processes, or market demand for its products.

Risks Related to being a Publicly Traded Company

Market Volatility

The Company’s common stock is publicly traded, and the market price of the stock may experience significant volatility due to various factors, including financial results, changes in the Company’s business or industry, general market conditions, and economic trends. Such volatility may impact on the valuation of the Company and, indirectly, the value of the Shares.

Potential Dilution

As a publicly traded company, the Company may issue additional shares of common or preferred stock in the future, which could dilute the interests of existing shareholders, including investors in the offered securities. Such dilution may result from financing activities, employee compensation plans, or strategic transactions.

Dependence on Market Perception

The performance and valuation of the Company’s publicly traded common stock may depend significantly on market perception and investor sentiment. Negative news, adverse developments, or unfavorable market conditions could harm the Company’s reputation and adversely impact its financial condition and operations.

Compliance with Public Company Reporting Obligations

As a publicly traded company, the Company is subject to periodic reporting and other disclosure requirements under applicable securities laws. Compliance with these obligations involves significant costs, and any failure to timely or accurately meet these requirements could result in regulatory penalties, reputational harm, and adverse impacts on the Company’s financial performance.

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Insider Ownership and Control

The Company’s officers, directors, and significant shareholders may hold a substantial portion of the Company’s publicly traded common stock, which could give them significant control over matters requiring shareholder approval, including corporate transactions. This control could conflict with the interests of other investors.

Risks of Delisting or Trading Suspension

The Company’s common stock is listed on OTC Markets. If the Company fails to meet applicable listing or trading requirements, its stock could be delisted or suspended from trading, which could significantly impair its liquidity and value, as well as the Company’s ability to raise capital.

Litigation and Regulatory Risks

Publicly traded companies often face heightened risks of shareholder litigation, regulatory scrutiny, and enforcement actions. Such risks could result in significant legal costs, settlements, or damages and may adversely impact the Company’s financial condition.

Impact of Securities Laws on Resale of Shares

The Company’s status as a publicly traded company may subject investors to certain legal and regulatory restrictions on the resale of the offered securities, particularly if the resale involves significant ownership stakes or affiliates of the Company.

Disclosure of Material Non-Public Information

As a publicly traded company, the Company must carefully manage its disclosure obligations. Purchasers of the offered securities should be aware that they may, at times, have access to material non-public information that could restrict their ability to trade in the Company’s publicly traded securities under applicable insider trading laws.

Risks Related to the Shares

Our Officers and Directors owns a significant percentage of our outstanding voting securities which could reduce the ability of minority securities holders to effect certain corporate actions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

There may not be funds available for net income because our Officers and Directors maintain significant control and can determine their own salary and perquisites.

Our Officers and Directors own a majority of our outstanding voting securities. As a result, there may not be funds available for net income because he maintains significant control and can determine his own salary and perquisites.

We may, in the future, issue additional Shares which would reduce investors’ percentage of ownership and may dilute our common membership unit value.

Our Articles of Incorporation authorize the issuance of 4,000,000 shares of the Series C Preferred Stock. The issuance of Preferred Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the units held by our investors and might have an adverse effect on any trading market for our common units.

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We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our securities to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to relay upon the operative facts as the basis for such exemption, including information provided by investor themselves. If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

There is no current established trading market for our Shares and if a trading market does not develop, purchasers of our securities may have difficulty selling their Shares.

There is currently no established public trading market for our Shares and an active trading market in our Shares may not develop or, if developed, may not be sustained. No market makers have committed to becoming market makers for our Shares and none may do so in the future.

Because we do not intend to pay any cash dividends on our Shares our members will not be able to receive a return on their Shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Shares in the foreseeable future. Unless we pay dividends, our members will not be able to receive a return on their Shares unless they sell them. There is no assurance that members will be able to sell Shares when desired.

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SECURITY OWNERSHIP

Principal Shareholders

The following table sets forth information, as of the date of this Memorandum, with respect to the number of Shares of common stock of the Company beneficially owned by (i) individual directors, by all directors and officers of the Company as a group; (ii) persons known by the Company to own more than five percent (5%) of the Company's common stock; and (iii) consultants.

Name of Officer/Director or Control Person	Affiliation with Company (Officer/Director/Owner of more than 5%)	Number of shares owned	Share type/class	Ownership Percentage of Class Outstanding
Thomas Fahrhoefer	President	91,881,896	Common	67%
		10	Preferred A	100%
		13,665,206	Preferred B	68%
Thomas J Migotsch	Chief Operational Officer	480.000	N/A	.004%
CS Diagnostics Pharma GmbH	More than 5%	74,855,800	Common	54.5%
		10	Preferred A	100%
		7,924,180	Preferred B	39.6%
CS Interpharm General Trading Co. LLC	More than 5%	17,026,096	Common	12.3%
		5,731,026	Preferred B	28.6%
Association Continental de Reassurance NV	More than 5%	3,500,000	Common	2.5%
		1,499,625	Preferred B	7.5%
Thomas Graus	More than 5%	3,700,000	Common	2.7%
		1,273,737	Preferred B	6.4%
Antonio Santoli	More than 5%	3,800,000	Common	2.7%
		1,273,737	Preferred B	6.4%

Beneficial Owners and Management

The following table sets forth information with respect to the beneficial information of our Common Stock as of March 31, 2025, for:

•	Each person who we know beneficially owns more than 5% of our Common Stock,

•	Each person who we know beneficially owns more than 5% of our Preferred A Stock,

•	Each person who we know beneficially owns more than 5% of our Preferred B Stock,

•	Each of our directors, and

•	Each of our executive officers.

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Name of Officer/Director or Control Person	Affiliation with Company (Officer/Director/Owner of more than 5%)	Number of shares owned	Share type/class	Ownership Percentage of Class Outstanding
Thomas Fahrhoefer	President	91,881,896	Common	67%
		10	Preferred A	100%
		13,665,206	Preferred B	68%
Thomas J Migotsch	Chief Operational Officer	480.000	N/A	.004%
Mohammad EsSayed	Chief Financial Officer	0	N/A	N/A
Janel Luzana	Company Secretary	0	N/A	N/A
CS Diagnostics Pharma GmbH	More than 5%	74,855,800	Common	54.5%
		10	Preferred A	100%
		7,924,180	Preferred B	39.6%
CS Interpharm General Trading Co. LLC	More than 5%	17,026,096	Common	12.3%
		5,731,026	Preferred B	28.6%
Association Continental de Reassurance NV	More than 5%	3,500,000	Common	2.5%
		1,499,625	Preferred B	7.5%
Thomas Graus	More than 5%	3,700,000	Common	2.7%
		1,273,737	Preferred B	6.4%
Antonio Santoli	More than 5%	3,800,000	Common	2.7%
		1,273,737	Preferred B	6.4%

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE
GOVERNANCE

Directors and Officers

The following table sets forth the names, positions and ages of our directors and/or executive officers. Our directors were elected by the majority written consent of our stockholders in lieu of a shareholder’s disclosure. Our directors are elected at each annual meeting and serve for one year and until their successors are elected and qualified. Officers are elected by our board of directors and their office terms are at the discretion of our board.

Name	Position

Thomas Fahrhoefer	President, Chief Executive Officer, & Chairman of the Board of Directors

Mohammad EsSayed	Vice President, Chief Financial Officer, & Director

Sabrina Kummer Godehardt	Business Development, & Director

Janel Luzana	Corporate Secretary

Mahmoud A. Al-Sayyed	Independent Director

Dr. Ralf Herwig	Independent Director

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Thomas Fahrhoefer

Mr. Fahrhoefer, born in 1970, is the founder of the CS Diagnostics Group and an expert in pharmaceutical distribution and healthcare business developmentfile-7ishfdm411rdeduxkgarhj. After studies in medicine and pharmacy, he built a career in pharmaceutical sales and management, including roles at Pfizer Germany (2001–2003) and Sanochemia AG (in the diagnostics business unit). In 2009, Mr. Fahrhoefer founded CS Diagnostics in Germany, growing it into the current CS Diagnostics Group comprising CS Diagnostics Pharma GmbH, CS Interpharm LLC, and CS Diagnostics Corp.file-7ishfdm411rdeduxkgarhj. Under his leadership, the Company is pursuing innovative solutions like the CS Protect Hydrogel. Mr. Fahrhoefer has been the President and a Director of the Company since the April 2022 change-in-control, and he also serves as the Chairman of the Board.

Mohammad EsSayed

Born in 1978, has over 22 years of professional experience in finance, banking, and executive management. He holds multiple finance degrees and certifications, including an MBA in International Corporate Banking and the CFA (Chartered Financial Analyst) designation. Prior to joining CS Diagnostics, Mr. EsSayed served as CFO and Managing Director for other companies, and he has a strong background in financial planning, corporate finance, and governance. CS Diagnostics benefits from his extensive financial management experience. He was appointed as CFO and Vice President of the Company in 2022. In this capacity, Mr. EsSayed manages the Company’s financial strategy, accounting and reporting, and investor relations functions.

Sabrina Kummer Godehardt

Sabrina Godehardt, born on March 16, 1980 in Bad Langensalza, Germany is a certified office communication clerk with over 15 years of experience in medical administration and practice management. She worked as practice manager in a radiology and nuclear medicine clinic from 2015 to 2024, with additional responsibility for IT systems. Since June 2024, she serves as Head of Sales Coordination at CS Diagnostics Pharma GmbH. She holds IHK certifications in practice and marketing management and is proficient in MS Office, Lexware, PACS/RIS systems, and various administrative tools.

Janel Luzana

Ms. Luzana serves as the Company’s Corporate Secretary, responsible for corporate records, compliance with corporate governance requirements, and assisting the executive team on legal/administrative matters. She joined the Board as part of the 2022 reorganization. Ms. Luzana’s professional biography is not elaborated in the available disclosure, but she is identified as the Corporate Secretary in official filings.

Mahmoud A. Al-Sayyed

Mahmoud A. Al-Sayyed is a senior executive nearly three decades of experience in investment advisory, corporate strategy, and governance. His background includes expertise in IPOs, mergers and acquisitions, business valuation, and financial modeling. He has held various leadership and board positions, bringing a wealth of management and oversight experience. Mr. Al-Sayyed’s career highlights include developing corporate strategies, executing performance management programs, and serving on supervisory boards and board committees in an advisory capacity. He joined CS Diagnostics Corp. as an independent Board member to provide guidance on corporate finance, strategy, and compliance.

Dr. Ralf Herwig

Dr. Ralf Herwig is a board-certified physician since 1995 with a doctorate in medicine (magna cum laude) and habilitation in urology. He holds professorial titles and serves as President of both the Austrian Andrological Society and the International Autism Association (2025). His expertise spans urology, andrology, minimally invasive surgery, molecular biology, and sexual medicine, supported by extensive scientific training and over a dozen memberships in international medical societies. He is Editor-in-Chief of multiple scientific journals and has received several prestigious awards for his research.

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Executive Compensation

On July 18th 2025, a shareholder resolution has been issued for changes in CSDX board of directors as follows:

Mr. Thomas Migotsch as well as the previous independent director Dr. Lauren Kate Ugur were replaced by Ms. Sabrina K. Godehardt as Director of Business Development, and Dr. Ralf Herwig as independent director.

On August 9th 2024, a shareholder resolution has been issued for changes in CSDX board of directors as follows: Mr. Thomas Migotsch and Mr. Thomas Graus as well as the previous independent directors Mrs. Csilla Kanderka and Mrs. Delia-Alexandra Kreutner were replaced by Mr. Mohammad EsSayed as VP, Director and CFO, Mr. Thomas Migotsch remains a director and assigned as COO, Dr. Lauren Ugur and Mr. Mahmoud Ahmad Hashim AL-Sayed take on their role as independent directors, and Ms. Janel Luzana as an Officer and Company Secretary.

It was agreed that Mr. Thomas Graus will receive compensation of $ 72,000. The rest of the officers & Directors receive compensation through their ownership and focus on building the Company’s value. As the Company grows and potentially uplists in the future, it may adopt market-based executive compensation and establish employment contracts. For now, the management team aligns its interests closely with shareholders, given their significant stock holdings.

Limitation of Liability and Indemnification

The Wyoming Business Corporation Act (the "Act"), under which the Company is organized, permits the inclusion in the Articles of Incorporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on or the elimination of liability of a director for disloyalty to his corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under the Act. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by the Act apply only to the "duty of care" of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of "bad faith" conduct.

The Articles of Incorporation of the Company contain a provision which eliminates the personal monetary liability of directors to the extent allowed under Wyoming law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the amendment, and not "negligence" or "gross negligence" in satisfying his duty of care. The Act applies only to claims against a director arising out of his role as a director and not, if he is also an officer, his role as an officer or in any other capacity or to his responsibilities under any other law, such as the federal securities laws.

In addition, the Company's Articles of Incorporation provides that the Company will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Wyoming law. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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No pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought exists, and the Company is not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Stock and Stock Option Issuances in 2023 and 2024

The following table details all stock and stock option issuances made to Company officers and directors during fiscal years 2023 and 2024:

Date	Securities	Class of Securities	Amount Per Share	Issued To	Purpose	Exemption
08/01/23	(134,974,014)	Common	$0.0001	All Shareholders	Reverse Split: 1 for 100,000 and forward split 1 to 200	4(a)(2)
09/27/23	65,000,000	Common	$4.54	CS Diagnostics Pharma GmbH (1)	Asset Purchase Agreement	4(a)(2)
09/27/23	20,000,000	Common	$4.54	CS Interpharm LLC (2)	Asset Purchase Agreement	4(a)(2)

Notes:

1.	The beneficial owner is the Company’s Chief Executive Officer, President and Director Thomas Fahrhoefer
2.	The beneficial owner is the Company’s Chief Executive Officer, President and Director Thomas Fahrhoefer

Related Party Transactions

During fiscal year 2023 the Company entered into two asset purchase agreements with entities controlled by our Chief Executive Officer Thomas Fahrhoefer relating to the Company’s acquisition of certain intellectual property controlled by Mr. Fahrhoefer. See Recent Issuances of Securities.

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DESCRIPTION OF CAPITAL STOCK

Common Stock

The Company is authorized to issue up to 250,000,000 Shares of Common Stock, $0.00001 par value per share, of which 137,340,200 are issued and outstanding. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available therefore.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of Common Stock, pro rata based on the number of Shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding Notes of common stock are, when issued, fully paid and nonassessable.

As of June 30, 2025, we have 317 shareholders of record, and our outstanding common shares is 137,340,200.

Preferred Stock

The Company is authorized to issue up to 25,000,000 shares of Preferred Stock, par value $0.0001 per share, of which 19,992,585 shares are issued and outstanding. The Company has created three (3) classes of preferred stock with distinct rights and privileges.

Series A Preferred Stock

The Company is authorized to issue up to 1,000,000 shares of Series A Preferred Stock, of which 10 shares are issued and outstanding. The holder of the Series A Preferred Stock are entitled to vote pari passu with holders of the Company’s common stock on the following basis: four times the sum of (a) the total number of shares of common stock which are issued and outstanding together with; (b) the total number of shares of any other series of preferred stock which are issued and outstanding.

The holders of the Series A Preferred Stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available therefore.

The holder of the Series A Preferred Stock holds a dividend preference over the Series B Preferred Stock and common stock of the Company.

Upon liquidation, the holders of the Series A Preferred Stock are entitled to receive an amount equal to the sum of (a) the original issue price of the Series A Preferred Stock multiplied by; (b) the number of shares of Series A Preferred Stock owned by such holder upon liquidation, as adjusted for any for any recapitalizations. This right is senior to any other class of securities of the Company.

Series B Preferred Stock

The Company is authorized to issue up to 20,000,000 shares of Series B Preferred Stock, of which 19,992,575 shares are issued and outstanding. Holders of the Series B Preferred Stock are entitled to convert each share of stock into 20,000 shares of the Company’s common stock, with the limitation of no greater than 9.9% of the total issued and outstanding common stock of the Company.

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The holder of the Series B Preferred Stock are entitled to vote pari passu with holders of the Company’s common stock on a one-to-one basis.

The holders of the Series B Preferred Stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available therefore. The holder of the Series B Preferred Stock holds a hold a dividend preference junior in right to that of the Series A Preferred Stock and Series C Preferred Stock but senior in right to the common stock of the Company.

Upon an event of liquidation, the holders of the Series B Preferred Stock are entitled to receive, to the extent available, an amount equal to $1.00 per share, as adjusted for any stock dividends, splits, combinations and capitalization, plus all declared but unpaid dividends.

Series C Preferred Stock

The Company is authorized to issue up to 4,000,000 shares of Series C Preferred Stock – the shares being offered by this Memorandum, of which zero (0) shares are issued and outstanding. The Series C Preferred Stock does not carry any voting rights.

Holders of the Series C Preferred stock are entitled to receive an annual dividend in the amount of 6.5% of the stated value of $1,000 per share, payable in arrears. All unpaid dividends shall accrue. The Series C Preferred Stock carries a dividend preference over all other classes of securities of the Company.

Upon an event of liquidation, the holders of the Series C Preferred Stock are entitled to receive, to the extent available, an amount equal to the stated value together with any accrued but unpaid dividends. The Series C Preferred stock carries a liquidation preference over the common stock of the Company.

Recent Issuances of Securities

Date of Transaction	Transaction Type (e.g. new issuance, cancellation, shares returned to treasury)	Number of Shares Issued (or cancelled)	Class of Securities	Value of Shares Issued ($/per share) at Issuance	Were the shares issued at a discount to market price at the time of issuance (Yes/No)	Individual/Entity Shares were issued to (entities must have individual with voting/investment control disclosed)	Reason for share issuance (e.g. for cash or debt conversion) -OR- Nature of Services Provided	Restricted or Unrestricted as of this filing.	Exemption or Registration Type
05-09-2022	Issuance	10,011,000	Preferred Series B	1,000	No	Patientrac Limited[1]	Pursuant to the Securities Purchase Agreement for services rendered, e.g. acquisition costs, payments and organization reinstatements	Restricted	4(a)(2)

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08-01-2023	Corporate Action Reverse split 1 to 100,000 and Forward Split 1 to 200	-134,497,014	Common	0.00001	No	Corporate Action all Shareholders	Same	Restricted and Unrestricted	4(a)(2)
09-27-2023	Issuance	65,000,000	Common	$4.54	No	CS Diagnostics Pharma GmbH[2]	Asset Purchase Agreement	Restricted	4(a)(2)
09-27-2023	Issuance	20,000,000	Common	$4.54	No	CS Interpharm LLC[2]	Asset Purchase Agreement	Restricted	4(a)(2)

Note:

1.	PatientTrac Limited is a United Kingdom company whose beneficial owner is H Wayne Hayes, Jr. of Bogota, Colombia and held these shares in trust. PatientTrac, pursuant to the Securities Purchase Agreement dated 30 March 2022 with CS Diagnostics Pharma GmbH, has agreed and on July 9, 2022 transferred the 10,011,000 to CS Diagnostics Pharma GmbH designees.

2.	The beneficial owner of both CS Diagnostics Pharma GmbH and CS Interpharm LLC is Thomas Fahrhoefer, Dubai, UAE.

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CAPITALIZATION

CS DIAGNOSTICS CORP. (CSDX)
BALANCE SHEET
FOR THE PERIOD ENDED MARCH 31, 2025

	Mar. 31, 2025	Dec. 31, 2024
	Un-Audited	Audited
Assets
Current Assets
Cash	51,386	501
Other Receivables	54,726	-
Total Current Assets	$106,112	$501
Intangible Assets	499,400,000	499,400,000
Total Assets	$499,506,112	$499,400,501

Liabilities and Stockholders' Deficit
Current Liabilities
Account Payables	2,931	1,428
Non-current liabilities	0	0
Total Liabilities	74,931	1,428

Shareholder's Deficit
Common stock, $0.00001 par value; 250,000,000 shares authorized 137,340,200 shares issued and outstanding as of March 31, 2025	1,373	1,373

Preferred stock Series A, $0.00001 par value;5,000 shares authorized, 10 shares issued and outstanding as of March 31, 2025	-	-

Preferred stock Series B, $0.00001 par value; 20,000,000 shares authorized, 19,992,575 shares issued and outstanding as of March 31, 2025	2,000	2,000

Preferred stock Series C, $0.00001 par value; 4,000,000 shares authorized, 0 shares issued and outstanding as of March 31, 2025	40	-

Additional paid-in capital	504,163,629	504,163,629

Accumulated deficit	-4,735,861	-4,767,928
Total Stockholders' Deficit	$499,431,181	$499,399,073

Total Liabilities and Stockholders' Deficit	$499,506,112	$499,400,501

NOTE: This is an unaudited financial statement, that can be subject to minor changes upon Auditor review

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Management’s Discussion and Analysis of Financial Condition and Results of Operation (MD&A)

Overview and Business Summary

CS Diagnostics Corp. (“CSDX” or “the Company”) is a medical technology company focused on improving therapy outcomes in cancer treatment and reducing side effects for patients. The Company provides medical industry partners with access to international markets and regulatory approval services in Europe and the Middle East/North Africa (MENA) region, while also developing its own innovative products. In August 2023, CSDX underwent a corporate reorganization – changing its name from FlashZero Corp. to CS Diagnostics Corp. – and repositioned itself in the healthcare sector. A pivotal event was the acquisition of the CS Protect-Hydrogel technology in September 2023, when CSDX purchased 100% of the rights, intellectual property, and patents for this product from its parent group. CS Protect-Hydrogel is a hydrogel-based tissue spacer used in radiation therapy to increase the distance between malignant tumors and healthy tissue, thereby protecting healthy tissue from high-dose radiation damage. This spacer is injected in liquid form into the space between cancerous and healthy tissues (e.g. between the prostate and rectum in prostate cancer), and it biodegrades after about six months. Importantly, CS Protect-Hydrogel is a sterile, “ready-to-use” product that can be applied directly without on-site preparation, and it is intended for use not only in prostate cancer radiotherapy but also in other cancer types such as cervical, esophageal, bladder, and breast cancers.

As of the end of 2024 and through the first quarter of 2025, the Company’s primary focus has been advancing the CS Protect-Hydrogel toward commercialization and regulatory approval, alongside managing its financial position as a newly reorganized entity. The Company trades on the OTCQB market under the ticker CSDX, providing U.S. investors an opportunity to invest in its growth plans. In addition to the hydrogel product, CSDX has begun to diversify its portfolio; notably, in January 2025 the Company launched a next-generation disinfectant product called MEDUSA in the U.S. market. MEDUSA, an advanced long-acting surface disinfectant, has already been approved in the EU and UAE and is pending U.S. regulatory approval. While MEDUSA’s commercialization is at an early stage, the Company has articulated ambitious growth targets for this product (seeking to capture a significant share of an $8+ billion global disinfectant market). The inclusion of MEDUSA in the product lineup reflects management’s strategy to leverage its expertise in regulatory approvals and distribution to build multiple revenue streams. However, CS Protect-Hydrogel remains the cornerstone of CSDX’s business strategy and value proposition, given its breakthrough potential in cancer therapy.

Results of Operations

Fiscal Year 2024 Compared to 2023

For the fiscal year ended December 31, 2024, the Company generated modest revenues of $110,911, compared to $126,038 in the prior year 2023. This slight decline in revenue year-over-year reflects the Company’s early-stage operations and a continued focus on product development and regulatory preparation. We note that these revenues likely stem from CSDX’s legacy service business (assisting with medical product distribution/approvals) or initial product sales, as full commercial sales of CS Protect-Hydrogel had not commenced by 2024. Despite the small decrease in top-line, the Company’s bottom-line improved year-over-year. CSDX reported a net profit of $761 for 2024, a turnaround from a net loss of $21,997 in 2023. This swing to roughly break-even results was achieved primarily through expense management.

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Operating expenses in 2024 totaled $110,150, down 25% from $148,035 in 2023. Notably, general and administrative (G&A) expenses were sharply lower in 2024 (only $395, versus $94,009 in 2023), indicating significant cost-cutting or the absence of prior-year one-time costs. By contrast, professional fees (which can include legal, consulting, and accounting costs) increased to $109,755 in 2024 from $54,026 in 2023. The higher professional fees in 2024 are attributable to corporate activities such as auditing, regulatory compliance, and the transactions surrounding the hydrogel asset acquisition and public listing process. These professional costs were largely offset by the drastic reduction in G&A overhead, resulting in near break-even operating income of $761 for 2024 (versus a $21,997 operating loss in 2023). The improvement reflects management’s efforts to streamline operations and focus expenditures on essential corporate and development activities. Basic and diluted earnings per share were $0.00 for both years, given the negligible net income and the Company’s expanded share count after the 2023 equity issuance for the hydrogel acquisition. Weighted average shares outstanding increased from about 110.8 million in 2023 to 137.3 million in 2024, reflecting new shares issued as part of the asset purchase and any other equity issuances during 2024.

Quarter Ended March 31, 2025 Compared to March 31, 2024

For the first quarter of 2025, CSDX reported revenue of $70,420, representing growth compared to approximately $53,258 in the first quarter of 2024. This year-over-year quarterly increase (~32%) suggests early traction in the Company’s business activities, potentially from higher service revenue or initial sales of its products (including possibly the first contributions from MEDUSA’s rollout or increased demand for the Company’s regulatory consulting services). First quarter revenues outpaced operating expenses, leading to positive operating income. Operating expenses for Q1 2025 were $38,353, higher than the unusually low $8,564 reported in Q1 2024. The increase in expenses is largely due to a normalization of G&A costs and continued professional services as the Company scales its operations. In Q1 2024, CSDX’s G&A expense was virtually nil (only $140), reflecting minimal staffed operations at that time, whereas in Q1 2025 G&A was $21,834 as the Company began incurring costs for business development, regulatory filings, and product launch activities. Conversely, professional fees in Q1 2025 ($16,519) were lower than the $44,555 spent in Q1 2024, when significant legal/accounting work related to the corporate reorganization and asset acquisition was underway.

Overall, CSDX achieved a net profit of $32,067 in the first quarter of 2025, a substantial improvement from essentially break-even results in the same quarter of the prior year (net income was reported as $0 in Q1 2024). The positive first quarter earnings in 2025 were driven by the revenue growth combined with controlled operating expenses. It is worth noting that a portion of Q1 2025 revenue was not yet collected by quarter-end (accounts receivable increased during the quarter), indicating that some sales were on credit terms. As a result, cash flow from operations in the quarter was likely lower than net income, an aspect discussed in the Liquidity section below. Nevertheless, the Q1 2025 profitability underscores management’s focus on reaching a sustainable cost-revenue balance even at this early stage. Given CSDX’s developmental status, quarterly results may fluctuate and may not yet reflect the full revenue potential of its flagship products. The Company expects future periods to be significantly influenced by the commercial rollout of CS Protect-Hydrogel (pending regulatory approval) and the ramp-up of MEDUSA sales, which were only just beginning in Q1 2025.

Liquidity and Capital Resources

Capital Structure and Cash Position

CSDX’s financial condition at year-end 2024 reflects a company that has acquired a major intangible asset but has very limited liquidity. As of December 31, 2024, the Company’s balance sheet shows total assets of approximately $499.4 million, almost entirely consisting of the CS Protect-Hydrogel intangible asset valued at $499.4 million, with only $501 in cash on hand. By March 31, 2025, cash had increased to $51,386 (unaudited) as the Company received some funds from operations or small financing activities during Q1. Current assets at March 31, 2025 were $106,112, including cash and new accounts receivable of about $54,726, while current liabilities were $74,931 (primarily accounts payable and accruals). The working capital position remains strained – current liabilities slightly exceeded current assets at Q1’s end, and the cash on hand is minimal relative to the Company’s needs for product development and launch. CSDX has essentially no long-term debt as of Q1 2025, and total liabilities are very low (only ~$75K). However, stockholders’ equity is dominated by the large intangible asset value offset by a corresponding amount recorded in additional paid-in capital. The Company’s shareholders’ deficit was about $499.4 million at year-end 2024, reflecting the recognition of the hydrogel asset and the equity issued for its purchase. The accumulated deficit stood at $(4.77) million at December 31, 2024, only slightly improved to $(4.74) million by March 31, 2025 due to the small profits earned in late 2024 and Q1 2025. This deficit is the result of prior years’ losses, as the Company is only now moving toward profitability on a very small scale.

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Cash Burn and Going Concern

The Company’s historical operations have been funded by equity infusions from its shareholders/parent group rather than by sustainable cash flows. Net cash used in operating activities has likely continued in early 2025 given ongoing expenses and the need to build inventory and infrastructure for product launches. The going concern note in the 2024 financial statements emphasizes that the Company’s ability to continue as a going concern is dependent on improving profitability and obtaining financial support from shareholders or other external financing. Management acknowledges that additional capital will be required for the planned operational activities and that there is uncertainty regarding the ability to raise such capital. These conditions raise substantial doubt about CSDX’s ability to continue as a going concern absent new funding. The Company’s strategy to address this includes seeking external financing and leveraging the value of its assets to secure investment.

Financing Plans

In fact, subsequent to Q1 2025, CSDX took steps to bolster its capital resources. In June 2025, the Company announced plans for a Regulation D Offering for $10,000,000 utilizing its newly created Series C Preferred Stock. This funding arrangement is aimed at supporting the production and commercialization of CSDX’s key assets, particularly CS-Protect Hydrogel and the MEDUSA disinfectant, in global markets. The $5 million infusion, if finalized, would be a significant boost to liquidity, far exceeding the Company’s current cash balance. According to the disclosure, the parties are conducting final due diligence and negotiating definitive agreements, with a target to close the financing in the coming weeks. Management intends to allocate these funds toward scaling up manufacturing (especially U.S. production for the hydrogel), further R&D, operational expansion, and obtaining any remaining regulatory approvals (for example, U.S. EPA approval for MEDUSA). This planned financing is a critical component of CSDX’s liquidity strategy and demonstrates the Company’s ability to attract investment based on its asset potential. It should be noted, however, that until the transaction is closed, the Company remains reliant on interim support from its major shareholders for meeting obligations. There can be no guarantee that the $10 million financing will close on the anticipated timeline or that it will be sufficient to fund all operational needs.

Capital Expenditures and Requirements

CSDX currently has no significant capital expenditures disclosed for 2024, as it does not yet have large-scale manufacturing facilities of its own (the hydrogel production for initial markets may be handled through partners or existing capacity of the CS Diagnostics Group). However, in preparation for commercial launch, the Company will likely need to invest in production tooling, inventory build-up, and distribution capabilities, particularly as it approaches the U.S. market entry by 2026. The Company’s ability to raise additional capital through equity is evidenced by its prior issuances: in late 2023, it issued 110 million shares (valued at $500 million) to acquire the hydrogel IP, and it has the option to issue more shares if needed (authorized common stock is 250 million shares). Potential future equity issuances could, however, result in dilution to existing shareholders. Besides equity financing, management may also explore strategic partnerships or licensing arrangements to share the costs of commercialization. At this time, the Company has no off-balance sheet arrangements or significant contractual obligations aside from standard accounts payable and the pending financing agreement.

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In summary, CSDX’s liquidity position is presently very tight, but management has taken steps to secure needed capital. Successful consummation of the planned $5 million financing (or similar funding) is essential for the Company to fund its operations over the next 12-18 months, including completing regulatory approval processes and initiating product sales at scale. If such financing were to be delayed or fail to close, the Company would need to rely on further shareholder loans or curtail its activities. Management believes that the value of its core technology and the size of the market opportunities will ultimately enable the Company to obtain sufficient capital to execute its plans, but it recognizes the need to demonstrate progress (such as obtaining FDA approval and initial revenues) to maintain investor support. The Company will continue to monitor its cash flow closely and will update its capital plan as needed to ensure it can meet its short-term liabilities and invest in growth initiatives.

Critical Accounting Estimates and Judgments

The preparation of CSDX’s financial statements in accordance with U.S. GAAP requires management to make certain estimates and judgments that have a significant impact on reported results and financial position. The Company’s most critical accounting estimate at this stage revolves around the valuation and potential amortization or impairment of the CS Protect-Hydrogel intangible asset. This intangible asset is carried at approximately $499.4 million on the balance sheet, reflecting the value assigned to the acquired product technology and intellectual property. Management recorded this asset based on the fair value of consideration given – 110,000,000 shares of common stock issued in September 2023 – which was determined by reference to a third-party valuation of the hydrogel’s discounted future commercial potential (over €960 million) and a benchmark transaction (Boston Scientific’s 2018 purchase of a similar spacer product for $500 million). This valuation approach embodies significant judgments about the hydrogel’s future revenue, market adoption, and cash flow generation. No amortization expense has been recorded on the hydrogel intangible through 2024, suggesting that management may consider this asset to have an indefinite life at present (or that amortization will commence once the product is fully commercialized). This treatment is a critical judgment; if the hydrogel is deemed to have a finite life (for example, tied to patent expirations or a product lifecycle), the Company would need to amortize the $499 million asset over its useful life, which would greatly increase annual expenses and could quickly eliminate any accounting profits. Management will need to continually evaluate the appropriate useful life and amortization method for this asset as commercialization progresses.

Impairment considerations: Given the Company’s lack of substantial revenue to date and the early stage of product approval, there is inherent uncertainty as to whether the hydrogel asset will ultimately generate cash flows to support its carrying value. Management performs impairment analyses as part of its critical accounting judgments. If facts and circumstances (such as a significant delay in FDA approval, lower-than-expected market demand, or inability to secure commercialization funding) indicate that the hydrogel asset’s carrying amount may not be recoverable, the Company would conduct an interim impairment test. Any impairment charge could be material, as the $499.4 million intangible constitutes virtually the entire asset base of CSDX. Investors should understand that a write-down of this asset, if required, would severely impact the Company’s reported equity and could reclassify the Company as a development stage entity with negative net worth. Management believes the recorded value is supported by external data (e.g., the precedent acquisition by Boston Scientific) and the broad potential applications of the CS Protect-Hydrogel technology, but it acknowledges that this is a key area of estimation uncertainty.

Other areas of significant accounting judgment include:

•	Going Concern Assessment: As discussed in the Liquidity section, management must evaluate whether the Company can continue as a going concern for the next 12 months. This involves judgment about future financing and revenue. While the 2024 financials were prepared on a going concern basis, substantial doubt was disclosed, and management’s plans to alleviate that doubt (through financing and improving profitability) were outlined. This assessment is revisited in each reporting period.

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•	Deferred Tax Assets: The Company has accumulated losses (approximately $4.7 million deficit) that could give rise to deferred tax assets. However, given the Company’s short operating history in its new line of business and uncertainty about future taxable income, management has likely determined that a full valuation allowance is necessary. This means no deferred tax asset is recognized on the balance sheet for net operating loss carryforwards, since it is not “more likely than not” that such assets would be realized. This judgment affects the tax expense and will be revisited if the Company begins generating substantial taxable profits.

•	Revenue Recognition: While current revenues are small, management must ensure proper cut-off and recognition of any service or product revenues. For example, any distribution or consulting service revenue is recognized when earned, and any product sales will be recognized upon delivery of product to customers (assuming no further performance obligations). Given that some Q1 2025 sales were on credit, the Company also evaluates collectability. To date, revenue recognition has not involved complex arrangements, but as product sales grow (especially with MEDUSA and potentially hydrogel in multiple markets), management will need to consider any licensing deals, consignment arrangements, or usage-based pricing which could introduce more complexity.

•	Stock-Based Transactions: The Company’s issuance of shares for asset acquisition and any future equity financing (such as the Series C Preferred proposed issuance) are accounted for at fair value. Management relies on valuation techniques to determine fair value of shares, especially since the stock is thinly traded. Any discrepancy in these estimates would affect additional paid-in capital and could have tax implications for the parties involved.

Management believes that the above critical accounting estimates are based on reasonable assumptions and consistently applied. However, actual results could differ from these estimates, and changes in assumptions or market conditions could require adjustments to carrying values or recognition of additional expenses in future periods. The Company’s audit for 2024 resulted in an unqualified opinion with no critical audit matters identified beyond the going concern emphasis, indicating that the external auditors concurred with management’s accounting treatments and estimates as of that time.

Known Trends, Events, and Uncertainties

As CSDX moves beyond its restructuring phase and into active commercialization, several key trends, events, and uncertainties are likely to influence its financial condition and operations:

Regulatory Approval and Commercialization Timeline

The foremost near-term event for the Company is obtaining U.S. FDA approval for CS Protect-Hydrogel. Management has been fast-tracking this process by engaging experienced FDA regulatory consultants (Lachman Consultants) and, as of March 12, 2025, anticipated FDA clearance of the hydrogel within 3–4 months from that date. If this timeline holds, the Company could receive approval by mid-2025, which would be a catalyst for initiating sales in the U.S. market. Any delay or unexpected requirement from the FDA would be a significant uncertainty – regulatory processes can be unpredictable, and the Company may need to conduct additional clinical studies or provide more data, which could postpone commercialization. In parallel with U.S. efforts, the product will also require regulatory registration in other jurisdictions. The Company’s background in navigating European and MENA regulatory environments should be advantageous in obtaining approvals in those markets; however, timelines for CE marking under Europe’s MDR or other local approvals are not explicitly disclosed and remain an uncertainty.

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Product Launch and Manufacturing

CSDX is preparing for the scale-up of production for CS Protect-Hydrogel. The Company projects that U.S. production will commence by the first quarter of 2026, aligning with expected market approval and the need to ramp manufacturing capacity. This suggests that 2025 will be focused on setting up manufacturing processes (potentially tech-transfer to a U.S. manufacturing site or contract manufacturer) and securing supply chain logistics. There is a known trend in the medtech industry of supply chain challenges and costs inflation, so the Company will need to manage raw material sourcing for the hydrogel and sterile packaging in a cost-effective manner. The ability to meet production timelines by Q1 2026 is crucial; any operational hurdles or delays in facility readiness could impact the product launch schedule. Management’s decision to pursue an equity funding (the $5M loan agreement) in 2025 is directly tied to financing these manufacturing and launch activities. Investors should monitor the progress of production preparations in late 2025, as this will indicate whether the Company is on track to fulfill its projected timeline.

Market Adoption and Competition

Upon entering the market, CS Protect-Hydrogel will face competition from at least one well-established product. Boston Scientific’s SpaceOAR hydrogel (acquired from Augmenix) is currently the leading tissue spacer for prostate cancer radiotherapy and has an installed base of users. While CS Protect-Hydrogel is positioned as a next-generation spacer with broader applications, it may initially compete directly with SpaceOAR in the prostate cancer segment. Boston Scientific’s resources and relationships with hospitals could pose a competitive challenge. CSDX’s strategy is to differentiate CS Protect-Hydrogel through its enhanced features – notably, its versatility to be used in multiple cancer types (beyond just prostate) and its ready-to-use formulation that requires no mixing or prep work in the operating room. These competitive advantages, such as eliminating contamination risk and preventing potential errors in preparation, will be key selling points to drive adoption by radiation oncologists and urologists. Market acceptance is a potential uncertainty; the medical community will need to be educated on the hydrogel’s benefits, and CSDX may need to sponsor additional clinical studies or publish data demonstrating improved outcomes (e.g. reduced side effects or the ability to safely escalate radiation doses). The broader trend in oncology toward hypofractionation (fewer, higher-dose treatments) could work in the Company’s favor – a spacer that reliably protects healthy tissue can enable such treatment protocols. If CS Protect-Hydrogel can facilitate safer hypo fractionated radiotherapy, it could accelerate adoption in modern cancer care settings.

Commercial Potential vs. Risks

The market potential for CS Protect-Hydrogel is significant, as indicated by the valuation references: management often notes that a predecessor product was bought for $500 million, underscoring the high value placed on effective spacer technologies in radiation oncology. Moreover, by expanding the indications to other cancers (e.g. gynecological or gastrointestinal cancers where organ spacing can prevent collateral damage), CSDX aims to tap into multiple therapy markets. If successful, the hydrogel could generate substantial revenue streams across different oncology subfields. However, this potential comes with execution risks. The Company is still small and will need to form distribution partnerships or build a salesforce to reach hospitals and clinics globally. Establishing relationships with key opinion leaders in radiation oncology is crucial for driving adoption. There is also the risk of new entrants or technologies: for instance, other biotech companies might develop alternative spacer materials or completely different solutions (such as protective pharmaceuticals or advanced radiation techniques that mitigate the need for spacers). CSDX must continuously innovate and protect its intellectual property; fortunately, the Company acquired all patents and distribution rights for CS Protect-Hydrogel from the former parent group, which should provide some moat against direct product copycats in the near term. Another risk to the commercial potential is reimbursement – insurance coverage in the U.S. and elsewhere will influence how readily hospitals adopt the hydrogel. SpaceOAR, for example, obtained specific reimbursement codes; CSDX will need to ensure similar coverage, otherwise the out-of-pocket cost to patients could limit usage.

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Diversification and Other Products

A notable development through Q1 2025 is the launch of the MEDUSA disinfectant product. This indicates a trend of diversification within CSDX’s business model – addressing not just therapeutic devices but also infection control. MEDUSA’s initial reception and sales will be something to watch in 2025. The Company announced very optimistic targets for MEDUSA (projecting $80 million in revenue in 2025 and $460 million within three years), which, if even partially realized, would drastically change the scale of CSDX’s operations. While these projections are forward-looking statements and not guaranteed, they demonstrate management’s growth ambitions. The pursuit of a high-profile sponsorship (negotiations with a major European football club for MEDUSA branding) exemplifies the creative marketing approaches the Company is willing to take. The success of MEDUSA is uncertain – it depends on competitive factors in the disinfectant market and execution of a B2B/B2C sales strategy – but it represents an upside opportunity that could provide additional liquidity and cash flow to support the Company’s core medical device endeavors. Investors should note that while MEDUSA’s potential is large, it also introduces a different regulatory path (EPA approval in the U.S., which the Company is seeking with part of the new funding) and a different competitive landscape (with many established chemical manufacturers). Balancing the focus between hydrogel (a medical device requiring FDA clearance and specialist marketing) and MEDUSA (a chemistry-based product with broad market reach) is a management challenge and a trend to monitor.

Management and Organizational Changes

Another development in late 2024 was changes to the Company’s board and executive team. In August 2024, new directors and officers were appointed, including a Vice President/CFO and additional independent directors, while some prior directors stepped down. These changes brought in individuals with specific expertise (the presence of a COO with medtech experience, and presumably the new board members with industry connections). Such changes can impact the Company’s strategic direction and operational execution. Early 2025 actions, such as the financing LOI and product launches, suggest the new management is proactive. However, the Company’s ability to grow will also depend on hiring qualified staff (for R&D, regulatory affairs, sales etc.), and competition for talent in the biotech and medtech field is a known challenge. CSDX will likely need to expand its team as it enters commercialization, which could increase expenses in the short term.

Macroeconomic and Market Conditions

CSDX operates in the healthcare sector, which is generally less cyclical than other industries, but it is not immune to broader economic conditions. Inflationary pressures could increase the cost of raw materials for the hydrogel or components for packaging. Currency fluctuations may also affect the Company since part of its operations (and potentially manufacturing or parent company support) is in Europe – the valuation of the hydrogel was initially done in euros and then translated to USD. If the dollar/euro rate changes significantly, it could impact cost structures or the perceived value of overseas funding. Additionally, capital market conditions in 2025 will determine how easily the Company can raise further equity. Micro-cap public companies can face volatile trading and difficult financing environments if investor sentiment turns negative. The OTCQB listing provides a platform, but ultimately CSDX may seek an uplist to a national exchange to access a broader pool of investors – such ambitions would depend on meeting certain financial and governance criteria, which remain a longer-term consideration.

Conclusion

the path forward for CS Diagnostics Corp. involves significant opportunities accompanied by equally significant uncertainties. On one hand, the Company is at the cusp of introducing a novel medical device with life-saving potential and entering a large addressable market with both that device and a new disinfection product. On the other hand, it faces the classic challenges of an emerging growth company: obtaining regulatory approvals, scaling up manufacturing and sales, securing adequate financing, and outmaneuvering established competitors – all under the scrutiny of maintaining transparent and compliant operations as it transitions into an SEC-reporting entity. Management has issued forward-looking statements projecting a favorable outcome on many of these fronts (e.g., expected FDA approval in 2025, U.S. production by 2026, multi-million dollar revenues in the near future). These statements are grounded in the Company’s current plans and the positive indicators it has observed, such as the prior success of similar products and early interest from customers. However, investors and readers should carefully consider the risk factors and uncertainties discussed above. Many of these external and internal factors – such as regulatory timing, market competition, and the ability to execute on commercialization – could cause actual results to differ materially from CSDX’s optimistic projections. The Company has acknowledged these risks in its communications, noting that general economic conditions, technical/regulatory hurdles, and unexpected events can all impact the outcome.

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Going forward

CS Diagnostics Corp. intends to continuously update stakeholders on its progress. The Company’s management remains confident that by focusing on its core strengths – innovative product development, regulatory expertise, and strategic partnerships – it can navigate the upcoming challenges and build a sustainable, high-growth business that delivers long-term shareholder value. The remainder of 2025 will be a crucial period for executing on its milestones (FDA approval, financing closure, initial market launches), and the Company’s financial health and operational results will hinge on the successful realization of these plans. All forward-looking statements in this MD&A are made as of the current date and are subject to the safe harbor provisions; actual outcomes will be reported in future filings, and management undertakes to update its guidance as appropriate in light of new information or changes in circumstances.

LEGAL PROCEEDINGS

From time to time, we may become involved in various legal or administrative claims and proceedings arising in the ordinary course of business. The Company is actively involved in a legal proceeding and will provide further information as the matter enters the stage of discovery. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

Currently a lawsuit is undergoing number Case No: 3:25-cv-01158-N and in due time the company will announce the outcome of the proceedings.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 18, 2025	CS Diagnostics Corp.

	By:	/s/Mohammad EsSayed
Mohammad EsSayed
Group CFO, VP

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